FIDELITY BANCORP, INC.
                               1009 Perry Highway
                       Pittsburgh, Pennsylvania 15237-2105



                                  PRESS RELEASE
                                  -------------


Date:    February 27, 2002                 Contact: William L. Windisch
                                                    Chairman of the Board
                                                    and Chief Executive Officer
                                                    (412) 367-3300


FOR IMMEDIATE RELEASE
---------------------


                        FIDELITY BANCORP, INC. COMPLETES
                  ACQUISITION OF CARNEGIE FINANCIAL CORPORATION


         Pittsburgh, Pennsylvania. Fidelity Bancorp, Inc. ("NASDAQ" NMS: FSBI), parent company of Fidelity Bank, PaSB, announced today that on February 22, 2002 it completed the acquisition of Carnegie Financial Corporation and its subsidiary, Carnegie Savings Bank headquartered in Carnegie, Pennsylvania. Carnegie Savings Bank had one community office located in Allegheny County and at September 30, 2001, had assets totaling $27.4 million.

         Shareholders of Carnegie Financial Corporation approved the merger agreement at a special meeting of shareholders held on January 15, 2002. Each common share of Carnegie Financial Corporation received the right to elect to receive $14.75 in cash or shares of Fidelity Bancorp, Inc. common stock, subject to an overall requirement that not less than 50.1% of the total outstanding Carnegie Financial Corporation common stock will be exchanged for stock.

         William L. Windisch, Chairman of the Board and Chief Executive Officer of Fidelity Bancorp, Inc., stated "Carnegie Financial Corporation is an excellent banking franchise that provides us with the opportunity to expand our operations. Carnegie Savings Bank serves a market that is very familiar to Fidelity Bank."

         As a result of the merger, Fidelity Bancorp, Inc. has approximately $561 million in consolidated assets, approximately $35.1 million in consolidated shareholder equity and will operate 11 community branches in the contiguous Pennsylvania counties of Allegheny and Butler.